Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

REAFFIRMS 2008 EARNINGS GUIDANCE RANGE OF

$1.30 TO $1.55 PER SHARE

April 7, 2008 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today reaffirmed its 2008 earnings guidance range of $1.30 to $1.55 per fully diluted share.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “TETRA is updating and reaffirming its earnings guidance for 2008. We are including in this release a graph which directionally illustrates our anticipated 2008 earnings on a consolidated basis and by business segment, by quarter. The estimated data is proportionately accurate but does not show a scale. We believe it is very important to visually depict our overall expected growth in earnings, without making exact quarterly estimates of earnings by business area. The accuracy of specific business segment earnings projections by quarter is somewhat imprecise, especially in some of our event driven segments.

“There have been two main changes to components of our guidance, since the January 14 press release in which we originally provided 2008 guidance. First, production performance, new discoveries, pricing, and the retention of 100% of the Cimarex purchase leads us to believe that Maritech’s earnings may exceed our original guidance range. Also, the poor weather conditions in the Gulf of Mexico negatively affected our WA&D Services business in the first quarter. Consequently, WA&D Services’ 2008 earnings may not reach the profit levels estimated in our January 14 release. All other operational segments are expected to perform within the guidance range given on January 14. In the aggregate, the earnings range for 2008 of $1.30 to $1.55 per diluted share is unchanged and is reaffirmed. However, the quarterly distribution of these earnings, as shown in the graph accompanying this release, will be somewhat modified from levels reflected in the January 14 guidance.

“As can be seen in the graph, all business segments, with the exception of the seasonally affected WA&D Services segment, are expected to demonstrate an upward earnings bias throughout the year. Each upwardly biased business segment has specific reasons for this increase. These reasons are unchanged from previous disclosures, except as discussed below.

“In Maritech, the increase in estimated earnings for 2008 is being driven by four factors: performance in some wells, new discoveries, price increases, and the retention of 100% of the Cimarex acquisition. A number of existing wells in the Maritech portfolio have continued to produce above expected levels, yielding more reserves and positively impacting DD&A charges. In the recent past, Maritech has participated in three new exploitation programs, encompassing five new wells. Each of these wells has been, or is being, completed, and Maritech is currently in production on two of these wells. Although Maritech has a policy of hedging substantial quantities of its production, the unhedged amounts are impacted by existing market prices.

Prices are currently above the price decks that we used to make our January 14 estimates. To take advantage of our increasing production and these higher prices, we have recently added new natural gas hedges for the second half of 2008 and all of 2009. Finally, given the positive factors enumerated above, the proposed sale of 50% of the Cimarex acquisition made no sense. We were given an opportunity to retain the entire acquisition, and we took it.

“Industry reports indicating that weather issues had caused problems during the first quarter for Gulf of Mexico service providers have given rise to many questions regarding our WA&D Services unit’s profitability. Our activity level was diminished in the first quarter due to weather conditions (primarily heavy seas). The reduction of activity for WA&D Services in what is normally a seasonally weak period, obviously has had a negative impact on profitability. Fortunately, this business has been postponed, and not lost. However, how much of this work can be done in the already busy summer months is a somewhat open question. Therefore, we are reducing our WA&D Services profit estimate for 2008. I want to emphasize that none of this reduction relates to the operational issues that plagued our performance in 2007. We believe that those issues are behind us. This is simply an activity driven modification to earnings, caused by poor weather conditions,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning estimated earnings, earnings per share and expected results of operational business segments for 2008. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Some of the assumptions underlying the Company’s 2008 earnings guidance are contained in the January 14, 2008 press release, a copy of which is available on the Company’s website, www.tetratec.com. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition to the assumptions contained in the January 14, 2008 press release, some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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